Exhibit 99.1

November 1, 2017

SRC Energy Inc. Reports Third Quarter 2017 Financial and Operating Results

Denver--(GlobeNewswire - 11/1/2017) -- SRC Energy Inc. (NYSE Amex: SRCI) (“SRC”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company with operations focused on the Wattenberg Field in the Denver-Julesburg Basin, reports its financial and operating results for the three and nine months ended September 30, 2017.

Third Quarter 2017 Highlights

•	Revenues were $103.6 million for the three months ended September 30, 2017

•	Net income was $43.8 million or $0.22 per diluted share for the three months ended September 30, 2017

•	Adjusted EBITDA was $83.5 million for the three months ended September 30, 2017 (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

Third Quarter 2017 Financial Results

The following tables present certain per unit metrics that compare results of the corresponding reporting periods:

	Three Months Ended			Nine Months Ended
Net Volumes	9/30/2017	9/30/2016	% Chg.*	9/30/2017	9/30/2016	% Chg.*
	3-Stream	2-Stream		3-Stream	2-Stream
Crude Oil (MBbls)	1,726	517	234%	3,668	1,552	136%
Natural Gas Liquids (MBbls)	753	—	NM	1,758	—	NM
Natural Gas (MMcf)	7,412	2,855	160%	17,122	8,991	90%
Sales Volumes: (MBOE)	3,715	993	274%	8,280	3,050	171%
Average Daily Volumes
Daily Production (BOE/day)	40,378	10,794	274%	30,331	11,133	172%
Product Price Received
Crude Oil ($/Bbl)	$42.37	$35.67	19%	$42.04	$31.47	34%
Natural Gas Liquids ($/Bbl)	$17.32	—	NM	$15.49	—	NM
Natural Gas ($/Mcf)	$2.35	$2.73	(14)%	$2.39	$2.18	10%
Average Realized Price ($/BOE)	$27.89	$26.42	6%	$26.86	$22.44	20%
Per Unit Cost Information ($/BOE)
Lease Operating Exp.	$1.40	$3.84	(64)%	$1.68	$4.90	(66)%
Production Tax	$2.71	$(1.47)	NM	$2.54	$0.82	210%
DD&A Expense	$9.08	$9.70	(6)%	$8.86	$10.82	(18)%
Total G&A Expense	$2.29	$8.29	(72)%	$2.93	$7.61	(61)%
* SRC began reporting on a 3-Stream basis in the first quarter of 2017; therefore, some prior year comparisons may not be meaningful.

Oil, natural gas and natural gas liquids revenues for the three months ended September 30, 2017 increased 295% compared to the three months ended September 30, 2016. This was due to a 274% increase in sales volumes combined with a 6% improvement in average realized sales price per BOE. As of September 30, 2017, substantially all of SRC's production was from horizontal wells.

During the three months ended September 30, 2017, SRC experienced decreased lease operating expenses, on a per unit basis, compared to the three months ended September 30, 2016. Unit operating costs continue to benefit from larger volumes of early production from horizontal wells turned to sales during the quarter and earlier in the year.

The Company's 2017 third quarter net income totaled $43.8 million, or $0.22 per diluted share compared to a net loss of $19.2 million or $(0.10) per diluted share in the year ago quarter. Net income for the three months ended September 30, 2016 was impacted by an impairment charge of $25.5 million. Adjusted EBITDA in the third quarter of 2017 was $83.5 million as compared to $18.3 million in the year ago quarter.

Operational Status

Third Quarter 2017 Operating Activity
	Lateral Length	# of wells on Pad	WI %	# of Wells Drilled	# of Wells Completed	# of Wells Turned to Sales
Orr Pad	ML	12	97%			12
Orr State Pad	ML	12	95%		6	12
Goetzel Pad	ML	12	76%		8	9
Hood Pad	ML	12	84%		12	5
Beebe Pad	ML	12	73%	5	10
Leffler Pad	LL	12	86%	8
Ag Pad	LL	12	79%	9
Falken Pad	LL	12	69%	2
Total wells				24	36	38
ML ~7,500' LL ~10,000' XL ~12,000'

Conference Call

The Company will host a conference call on Thursday, November 2, 2017 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard, and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to SRC's website at www.srcenergy.com for the most recent corporate presentation and other news and information.

To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747

Webcast: http://srcenergy.equisolvewebcast.com/q3-2017

Replay Information:
Conference ID #:  411931
Replay Dial-In (Toll Free US & Canada):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  11/14/17

About SRC Energy Inc.

SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Greater Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the availability of adequate midstream infrastructure, the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com

Reconciliation of Non-GAAP Financial Measures
We define adjusted EBITDA, a non-GAAP financial measure, as net income (loss) adjusted to exclude the impact of the items set forth in the table below. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA to net income (loss), its nearest GAAP measure:

SRC ENERGY INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended September 30,
	2017	2016
Adjusted EBITDA:
Net income (loss)	$43,848	$(19,241)
Depreciation, depletion, and accretion	33,740	9,635
Full cost ceiling impairment	—	25,453
Income tax expense	—	5
Stock-based compensation	3,030	2,374
Mark-to-market of commodity derivative contracts:
Total gain on commodity derivatives contracts	2,383	(407)
Cash settlements on commodity derivative contracts	544	486
Cash premiums paid for commodity derivative contracts	—	—
Interest income, net of interest expense	(16)	(11)
Adjusted EBITDA	$83,529	$18,294

Condensed Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the condensed consolidated financial statements, can be found in SRC's Quarterly Report on Form 10-Q for the period ended September 30, 2017, which is available at www.sec.gov.

SRC ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	September 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$21,325	$18,615
Other current assets	123,878	35,569
Total current assets	145,203	54,184

Oil and gas properties and other equipment	1,249,633	908,736
Goodwill	40,711	40,711
Other assets	2,359	20,482

Total assets	$1,437,906	$1,024,113

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	233,427	92,240

Revolving credit facility	150,000	—
Notes payable, net of issuance costs	76,216	75,614
Asset retirement obligations	33,981	13,775
Other liabilities	2,662	1,745
Total liabilities	496,286	183,374

Shareholders' equity:
Common stock and paid-in capital	1,158,518	1,149,199
Retained deficit	(216,898)	(308,460)
Total shareholders' equity	941,620	840,739

Total liabilities and shareholders' equity	$1,437,906	$1,024,113

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$91,664	$(224,490)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	73,396	33,001
Full cost ceiling impairment	—	215,223
Other, non-cash items	2,767	15,843
Changes in operating assets and liabilities	(25,010)	(6,384)
Net cash provided by operating activities	142,817	33,193

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	(62,562)	(503,357)
Capital expenditures for drilling and completion activities	(305,636)	(72,375)
Other capital expenditures	(15,285)	(6,417)
Cash held in escrow	18,248	(18,244)
Proceeds from sales of oil and gas properties	77,017	24,223
Net cash used in investing activities	(288,218)	(576,170)

Cash flows from financing activities:
Equity financing activities	(517)	542,901
Debt financing activities	148,628	(2,666)
Net cash provided by financing activities	148,111	540,235

Net increase in cash and equivalents	2,710	(2,742)
Cash and equivalents at beginning of period	18,615	66,499
Cash and equivalents at end of period	$21,325	$63,757

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Oil, natural gas, and NGL revenues	$103,593	$26,234	$222,419	$68,454
Sales of purchased oil	—	—	1,268	—
Total revenues	103,593	26,234	223,687	68,454

Expenses:
Lease operating expenses	5,154	3,819	13,894	14,963
Production taxes	10,083	(1,461)	21,013	2,509
Costs of purchased oil	—	—	1,518	—
Depreciation, depletion, and accretion	33,740	9,635	73,396	33,001
Full cost ceiling impairment	—	25,453	—	215,223
Unused commitment charge	—	205	669	505
General and administrative	8,484	8,236	24,289	23,199
Total expenses	57,461	45,887	134,779	289,400

Operating income (loss)	46,132	(19,653)	88,908	(220,946)

Other income:
Commodity derivatives gain (loss)	(2,383)	407	2,324	(3,617)
Interest expense, net	—	—	—	—
Interest income	16	11	47	176
Other income	83	(1)	385	3
Total other income	(2,284)	417	2,756	(3,438)

Income (Loss) before income taxes	43,848	(19,236)	91,664	(224,384)

Income tax expense	—	5	—	106
Net income (loss)	$43,848	$(19,241)	$91,664	$(224,490)

Net income (loss) per common share:
Basic	$0.22	$(0.10)	$0.46	$(1.36)
Diluted	$0.22	$(0.10)	$0.46	$(1.36)

Weighted-average shares outstanding:
Basic	200,881,447	200,515,555	200,807,436	164,771,544
Diluted	201,460,915	200,515,555	201,326,129	164,771,544

Released 11/1/2017